EXHIBIT 99.1

Home System Announces Agreement to Acquire Zhongshan Sanfan Electrical Appliance Co., Ltd.

Acquisition Expands Home System’s Production Capacity of Fans and Lightings Segment

NEW YORK & GUANGDONG, China--(BUSINESS WIRE)--Home System Group (OTCBB: HSYT; "Home System" or the "Company"), a Chinese - based manufacturer of a variety of household appliances sold by large retailers, today announced an agreement through Zhongshan City Weihe Appliances Company (“Weihe”), Home System Group’s largest subsidiary, to acquire Zhongshan Sanfan Electrical Appliance Co., Ltd. (“Sanfan”).

Under the terms of the agreement, Home System will purchase ninety percent of the ownership interest of Sanfan for an aggregate purchase price of approximately $12 million, based on a valuation of Sanfan of approximately six times of the net income for the twelve-month period ended March 31, 2010.  The transaction will be accounted for in accordance with generally accepted accounting principles, and the acquisition is expected to close during the third quarter of 2010. The acquisition is subject to various standard closing conditions, including the satisfactory completion of the due diligence and financial audit on Sanfan.

Sanfan is an export-oriented manufacturer of fans which are largely distributed to Southeast Asia countries such as Malaysia and Singapore. Founded in April 2009, Sanfan manufactures fans ranging from industrial blowers to ceiling units, which typically have a greater cooling capacity than the fans Weihe produces. These fans are in high demand in Southeast Asia. For the twelve months ended March 31, 2010, Sanfan’s revenue and net income were approximately $15 million and $2.25 million, respectively.

“We are pleased to enter the acquisition agreement with Sanfan,” said Mr. Yu, Home System’s Chief Executive Officer. “Bringing Sanfan on board will help us quickly expand the Company’s fans and lightings business, diversify its portfolio of our products and rapidly access the Southeast Asia market, thus broadening our customer base. By integrating Sanfan into Weihe, we believe that the manufacturing cost of fans and lightings can be decreased due to the price benefit of combing Sanfan’s purchase with Weihe’s. By providing a broader market for Home System products, Home System will be in better position to serve the growing market for fans and lightings.

About Home System Group

Home System Group is primarily engaged in the production of a variety of small household appliances, stainless steel gas grills and ovens, ceiling and table fans, and decorative lamps, LEDs and energy-saving lamps. Its products are sold through distributors and direct to retailers located in America, Europe, Australia, Africa, Southeast Asia and China. For more information, please visit: http://www.homesystemgroup.com.

FORWARD-LOOKING STATEMENTS:

This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause Home System Group's actual results to differ materially from those currently anticipated, including the risk factors identified in Home System Group's filings with the Securities and Exchange Commission.

Contacts:

Home System Group

Eva Wang, 347-624-5699

vp@hsytgroup.com